Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253432

PROSPECTUS ADDENDUM (to Prospectus Supplements dated various dates and Prospectus dated February 24, 2021)

UBS AG

Exchange Traded Access Securities (ETRACS) Series B

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities (collectively, “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and the applicable prospectus supplements and amended prospectus supplements, dated various dates, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement (as amended or supplemented from time to time), each referred to as the “original prospectus supplement,” related to your series of ETRACS. The applicable original prospectus supplement relating to each series of ETRACS was attached to a “base” prospectus, which, for certain series of ETRACS, has been replaced from time to time.

UBS AG has prepared a new “base” prospectus dated February 24, 2021. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, together with the base prospectus dated February 24, 2021. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated as of a date prior to February 24, 2021, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated February 24, 2021, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to February 24, 2021, you should use the following website link to access the base prospectus dated February 24, 2021: https://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to February 24, 2021 that is provided in the original prospectus supplement for your securities. A table of contents for the new base prospectus is provided on page i of the February 24, 2021 base prospectus.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplements and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement for your ETRACS and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank

Prospectus Addendum dated February 24, 2021